Exhibit 10.2

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
Molecular Biosystems, Inc.
     Gerard A. Wills, Chief Financial Officer
     Stephen F. Keane, Director Investor Relations
     (619) 824-2212

Mallinckrodt Group
     Barbara Abbett, Vice President Communications (314) 854-5230
     Peter Faur, Director, Corporate Communications (314) 854-5234 Cole Lannum, Director, Investor Relations (314) 854-5370

Molecular Biosystems and Mallinckrodt File A Pre-Marketing Approval Application with the U.S. Food and Drug Administration for its Next Generation Ultrasound Imaging Agent, FS069

San Diego, California and ST LOUIS, Missouri, October 18, 1996 -- Molecular Biosystems, Inc. (NYSE:MB) (MBI) and Mallinckrodt Inc. (NYSE:MKG) jointly announced today that they have filed a pre-marketing approval (PMA) application with the U.S. Food and Drug Administration (FDA) for FS069, MBI's second generation ultrasound imaging agent. FS069 is designed to enhance ultrasound imaging by enabling physicians to visualize blood flow and enhance resolution of anatomical structures in those patients with suboptimal non-contrast ultrasound exams.

This submission involved studies for cardiac function focusing on enhancing endocardial border delineation (EBD) and secondarily determining the ability of the agent to opacify the left ventricular chamber (LVO). Additionally, Doppler signal enhancement, which provides important information about blood flow in cardiac valves and vessels, was also studied.

"We are very pleased to announce the submission of this PMA for FS069. The filing marks the most important achievement for MBI in calendar year 1996," said Kenneth J. Widder, M.D., Chairman and CEO of Molecular Biosystems. "MBI is the only Company in the world which has been cleared by the FDA to market an ultrasound imaging agent. We believe this experience is an important advantage in what is promising to be a highly competitive field. The Company is currently involved in additional clinical studies for FS069 including myocardial perfusion and radiology imaging trials."

"We are pleased to continue in partnership with MBI as we both pursue approval for FS069," said James C. Carlile, President of Mallinckrodt's Medical Imaging Division. "Mallinckrodt is an established leader in a number of medical imaging product lines. Our partnership with MBI and its ultrasound products helps us better serve the overall imaging needs of healthcare professionals."

The phase 3 study submitted as part of the PMA comprised 203 patients from 14 leading US institutions in which FS069 was compared to ALBUNEX(R), MBI"s first generation ultrasound contrast agent, marketed by Mallinckrodt. Results of the trial demonstrated the superiority of FS069 to ALBUNEX(R) in providing significant improvement of endocardial border delineation as well as left ventricular contrast enhancement, thus enabling the visualization of regional and global wall motion and function. Additionally, dosages as low as 0.2 ml of FS069 significantly enhanced Doppler signals in these patients.

Comprehensive review of the previously disclosed test data demonstrated that endocardial border delineation, primary endpoint of this study, improved in at least one border segment to a diagnostic level in 93% of all patients after the administration of 3.0 ml FS069. In addition, two-thirds or more filling of the left ventricle was demonstrated at the 3.0 ml dose in 94.5% of all patients. More importantly, of those patients with cardiac and/or pulmonary dysfunction, a subgroup in whom first generation contrast agents may be less effective, improvement in endocardial border delineation was seen in 93% and two-thirds or greater left ventricular filling was seen in 94.1%.

FS069 is licensed to Mallinckrodt in North and South America, China, Australia, and New Zealand. MBI developed and manufactures FS069 while Mallinckrodt is responsible for sales and marketing. MBI is currently in advanced discussions with a European partner and is actively pursuing discussions for its recently reacquired Far East territories.

Molecular Biosystems, Inc., based in San Diego, California, is a leader in the development of ultrasound contrast agents for medical imaging. ALBUNEX(R), the first FDA approved ultrasound imaging agent is currently marketed in the United States by Mallinckrodt Inc. MBI shares are listed on the New York Stock Exchange under the symbol "MB."

Mallinckrodt (NYSE:MKG) is an international growth company serving specialty markets in human healthcare and chemicals. Dedicated to improving healthcare and chemistry, the company is a major producer of diagnostic imaging agents, medical devices, pain relief pharmaceuticals, catalysts, and laboratory and microelectronic chemicals. The St. Louis, Missouri-based company, with fiscal 1996 net sales of $2.2 billion, sells more than 2,000 products in more than 100 countries. Mallinckrodt employs about 10,400 people worldwide. The Mallinckrodt web site address is www.mallinckrodt.com.

This news release contains forward looking statements that involve risk and uncertainties. The outcome of the submission may differ from the Company's expectations. Among the factors that could result in a materially different outcome are the actions of the regulatory authorities and uncertainties inherent in the development of a new product.